Exhibit 99.1

[LIBERATE LOGO]

FOR IMMEDIATE RELEASE

Contacts:

Kevin McCarty Senior Director Investor Relations Liberate Technologies (650) 701-5300 kmccarty@liberate.com	Nancy J. Hilker Senior Vice President Chief Financial Officer Liberate Technologies (650) 701-4074 nhilker@liberate.com	Jennifer Graham Vice President Marketing Communications Liberate Technologies (650) 701-6295 jgraham@liberate.com

LIBERATE TO REPURCHASE SHARES FROM CISCO

Reducing Outstanding Shares to approximately 103.2 million

SAN CARLOS, Calif., July 22,  2002 — Liberate Technologies (Nasdaq: LBRT) — today announced its Board of Directors has authorized the repurchase of 3,963,780 shares of its common stock currently held by Cisco Systems.  The transaction will close before July 26, 2002.  Upon closing of this transaction, the balance of Liberate’s outstanding shares will be reduced to approximately 103.2 million.

“This action reflects our overall goal of enhancing shareholder value over the long term,” said Mitchell Kertzman, Liberate’s Chairman and Chief Executive Officer.  “At the current stock price levels, we believe Liberate’s shares represent a compelling investment opportunity for the company.”

“This transaction is consistent with our ongoing portfolio management activities,” said Paul Bosco, Vice President of Broadband/Cable Industry Development at Cisco.  “Cisco and Liberate continue to enjoy great success in jointly selling and marketing solutions to network operators around the world.  We look forward to deepening our partnership to deliver the next generation of digital services to the marketplace.”

The total aggregate purchase price of approximately $9.96M was based on Liberate’s average stock price, less a slight discount, for the ten consecutive trading days ending on the last trading day prior to July 18, 2002.  This stock transaction was not included within Liberate’s Q1 fiscal year 2003 cash burn forecast, as stated within our Q4 fiscal year end 2002, earnings release.

About Liberate Technologies

Liberate Technologies (Nasdaq: LBRT) is the premier provider of open software platforms for delivering enhanced television content to viewers around the world.  Our software lets network operators (such as cable and satellite television operators and telecommunications companies), broadcasters, content providers, and manufacturers of information–oriented consumer devices (such as television set-top boxes and game consoles) deliver enhanced content and services.  Headquartered in San Carlos, California, Liberate has sales and development offices in the U.S., Canada, Japan, China, Australia, and the U.K.  Information on Liberate Technologies’ products and services is available at http://www.liberate.com or by calling 650–701–4600.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Those statements above that involve expectations or intentions (such as those relating to transactions that have not yet closed) are forward-looking statements, not guarantees of future performance.  Actual results may vary materially if the transaction were not to close..

Liberate and the Liberate Logo are registered trademarks of Liberate Technologies.  All other trademarks are the property of their respective owners.